Exhibit 99.1

For Immediate Release	Investor Contact: Richard Lindermanis (713) 824-0895 ral@pegasienergy.com

Pegasi Energy Resources Raises $5,388,900 in Private Placement

Tyler, Texas, July 28, 2011/PrimeNewswire/ - Pegasi Energy Resources Corp. (OTCBB: PGSI) (the “Company”), an East Texas based oil and gas exploration and production company headquartered in Tyler, Texas, today announced the closing of its private placement to non-U.S. investors of $5,388,900 in gross proceeds.

Investors purchased units priced at $1.00.  Each unit consisted of two shares of the Company’s common stock and a warrant to purchase one share of the Company’s common stock, exercisable for three years at a price of $0.60 per share.

Beaufort International Associates Limited, a UK registered broker-dealer, acted as the placement agent for this offering. The proceeds from the offering will be used to drill horizontal oil wells, to acquire additional oil and gas leases and to cover general operating costs for the Company’s Cornerstone Project. Affiliates of the Company, who hold all the Company’s senior debt, have agreed to a four year stand still on the debt as a condition of the private placement.

The area of the Cornerstone Project has produced over 400 million barrels of oil and more than 2.3 trillion cubic feet of gas to date.  Pegasi will now apply proven horizontal drilling and multistage frac technology for the first time in the Cornerstone Project area, which it believes will result in substantial additional oil and gas reserves from relatively untapped shale formations.

Mr. Michael Neufeld, President and CEO of Pegasi said; “We are pleased with the success of this offering. These funds will help us to fulfill the Company’s drilling plans and realize the potential of the significant oil resources in the Cornerstone Project Area where we now hold approximately 26,617 gross acres.  We believe that our drilling program will enhance the stock value by both adding to our existing reserve base and proving the viability of the significant resources identified by the Company on its Cornerstone acreage.”

About Pegasi Energy Resources Corporation

Pegasi Energy Resources Corporation is an organic growth-oriented independent oil and gas exploration and production company, headquartered in Tyler, Texas. Pegasi is focused on a repeatable, low geological risk, high potential project in the active East Texas oil and gas region. The company’s strategy is focused on establishing a portfolio of drilling opportunities to exploit undeveloped reserves to grow production, as well as undertaking exploration to grow future reserves. Additional information concerning Pegasi Energy is available at www.pegasienergy.com.

Cautionary Note to U.S. Investors

Effective January 1, 2010, the United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose not only “proved” reserves (i.e., quantities of oil and gas that are estimated to be recoverable with a high degree of confidence), but also “probable” reserves (i.e., quantities of oil and gas that are as likely as not to be recovered) as well as “possible” reserves (i.e., additional quantities of oil and gas that might be recovered, but with a lower probability than probable reserves). As noted above, statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this press release that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC’s latest reserve reporting guidelines. Investors are urged to consider closely the disclosure in the Company’s Annual Report on Form 10-K available from the Company at 218 N. Broadway, Suite 204, Tyler, Texas 75702 (attn: Investor Relations). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

Forward Looking Statements

The statements in this press release regarding Pegasi Energy’s expectations with respect to the timing of testing and drilling operations, transportation of crude oil, and the construction of the pipeline, the ability of Pegasi Energy to plan a full field development, including additional drilling, facilities and pipeline to handle new production as appropriate through 2011, and the expectation as to sources of funding, are ‘forward-looking statements’ within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934. Although these forward-looking statements reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, in the case of these forward-looking statements: unexpected delays in drilling or pipeline or other transportation infrastructure completion due to equipment failure or other unforeseen reasons; unforeseen events, such as unexpected difficulties in drilling or unexpected discoveries, may cause Pegasi Energy to reallocate resources, which may delay drilling, surveys, design plans, transportation infrastructure development and production or alter the mix of development drilling and exploration drilling in Pegasi Energy’s portfolio; and unexpected costs may decrease funds available to carry out Pegasi Energy’s plans described in this press release, which could delay or prevent execution of these plans. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Pegasi Energy assumes no obligation to update these forward-looking statements to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Pegasi Energy’s actual results may vary materially from those expected or projected.

Contact information
Richard Lindermanis
Pegasi Energy Resources Corp.
218 N. Broadway, Suite 204
Tyler, TX 75702
903-595-4139

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